Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BRIDGEVIEW BANCORP, INC.,
a Delaware corporation,

BRIDGEVIEW ACQUISITION CORP.,
a Delaware corporation

and

UPBANCORP, INC.,
a Delaware corporation

February 14, 2003

TABLE OF CONTENTS

I.	THE MERGER

	1.1	Effects of the Merger
	1.2	Conversion of Shares upon the Merger
	1.3	Calculation of Total Stockholders’ Equity
	1.4	Consummation of the Merger; Effective Time
	1.5	Exchange of Company Common Stock
	1.6	Dissenting Shares

II.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

	2.1	Organization
	2.2	Authorization
	2.3	Conflicts
	2.4	Litigation
	2.5	Government Approvals
	2.6	Adequate Funds
	2.7	Disclosure
	2.8	Insurance
	2.9	Accuracy of All Representations

III.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

	3.1	Organization
	3.2	Authorization
	3.3	Conflicts
	3.4	Capitalization and Stockholders
	3.5	Company Financial Statements; Material Changes
	3.6	Company SEC Filings
	3.7	Company Reports
	3.8	Compliance With Laws
	3.9	Litigation
	3.10	Defaults
	3.11	Absence of Material Adverse Change
	3.12	Undisclosed Liabilities
	3.13	Licenses
	3.14	Governmental and Stockholder Approvals
	3.15	Antitakeover Provisions Inapplicable
	3.16	Taxes
	3.17	Insurance
	3.18	Loans; Investments

i

	3.19	Interest Rate Risk Management Arrangements
	3.20	Allowance for Loan and Lease Losses
	3.21	Company Benefit Plans
	3.22	Environmental Matters
	3.23	Material Contracts
	3.24	Real Property
	3.25	Indemnification
	3.26	Insider Interests
	3.27	Fiduciary Powers
	3.28	Books and Records
	3.29	Absence of Certain Changes and Events
	3.30	Fairness Opinion
	3.31	Fees
	3.32	Proxy Statement Disclosure
	3.33	Accuracy of All Representations

IV.	COVENANTS

	4.1	Conduct of Business by the Company Until the Effective Time
	4.2	Certain Actions
	4.3	Conduct of Business by Purchaser Until the Effective Time

V.	ADDITIONAL AGREEMENTS

	5.1	Inspection of Records; Confidentiality
	5.2	Meetings of the Company
	5.3	Bank Merger
	5.4	Indemnification
	5.5	Regulatory Applications
	5.6	Financial Statements and Reports
	5.7	Stockholder Approval
	5.8	Notice
	5.9	Press Releases
	5.10	Delivery of Supplements to Disclosure Schedules
	5.11	Resolution of Company Benefit Plans
	5.12	Title to Real Estate
	5.13	Conforming Entries

VI.	CONDITIONS

	6.1	Conditions to the Obligations of the Parties
	6.2	Conditions to the Obligations of Purchaser

ii

	6.3	Conditions to the Obligations of the Company

VII.	TERMINATION; AMENDMENT; WAIVER

	7.1	Termination
	7.2	Termination Fee
	7.3	Expenses
	7.4	Survival of Agreements
	7.5	Amendment
	7.6	Waiver

VIII.	GENERAL PROVISIONS

	8.1	Survival
	8.2	Notice
	8.3	Applicable Law
	8.4	Waiver of Jury Trial
	8.5	Material Adverse Effect
	8.6	Headings, Etc
	8.7	Severability
	8.8	Construction
	8.9	Disclosure Schedule; Standard
	8.10	Entire Agreement; Binding Effect; Nonassignment; Counterparts

EXHIBITS

	Exhibit A	Form of Stockholder Voting Agreement
	Exhibit B	Form of Certificate of Merger
	Exhibit C	Form of Bank Merger Agreement
	Exhibit D	Form of Legal Opinion

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of the 14th day of February, 2003, by and among Bridgeview Bancorp, Inc., a Delaware corporation (“Purchaser”), Bridgeview Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), and Upbancorp, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Purchaser, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders that Merger Sub be merged with and into the Company in accordance with the Delaware General Corporation Law (“DGCL”) and this Agreement;

WHEREAS, as an inducement for Purchaser to enter into this Agreement, certain stockholders of the Company (holding, collectively,         % of the issued and outstanding shares of common stock of the Company) will, simultaneously with the execution and delivery of this Agreement by the parties hereto, enter into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”); and

WHEREAS, as soon as practicable following the merger of Merger Sub with and into the Company (the “Merger”), and the subsequent liquidation of the Surviving Corporation (as defined herein), Purchaser intends that Uptown National Bank of Chicago, a wholly-owned subsidiary of the Company (the “Bank”), shall merge (the “Bank Merger”) with and into Bridgeview Bank and Trust, a wholly-owned subsidiary of Purchaser (“Bridgeview Bank”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

I.

THE MERGER

1.1                                 Effects of the Merger.

(a)                                  Surviving Corporation.  Subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company at the Effective Time (as defined below) and the separate existence of Merger Sub shall cease in accordance with the DGCL, with the Company being the continuing and surviving corporation (the “Surviving Corporation”).

(b)                                 Rights and Liabilities.  The Surviving Corporation shall be called “Upbancorp, Inc.,” and shall possess all of the properties, privileges, immunities, powers, franchises and rights of a public as well as a private nature and be subject to all of the liabilities, restrictions and duties of the Company and Merger Sub and shall be governed by the laws of the State of Delaware.

(c)                                  Certificate of Incorporation.  The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

(d)                                 By-laws.  The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

(e)                                  Directors and Officers.  The directors of the Surviving Corporation shall be the persons who were directors of Merger Sub immediately prior to the Effective Time.  The officers of the Surviving Corporation shall be the persons who were officers of Merger Sub immediately prior to the Effective Time, and such other persons as may be so designated by the directors of the Surviving Corporation.

1.2                                 Conversion of Shares upon the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the holders of shares of capital stock of Purchaser, Merger Sub or the Company, the following shall occur:

(a)                                  Company Common Stock.  Each of the 835,055 shares of the common stock, par value $1.00 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares held by Dissenting Stockholders and any treasury shares) shall be converted into the right to receive $67.90, or a total of $56,700,234 (assuming no dissenting shareholders) as adjusted pursuant to Sections 1.3(c) and 1.3(d) (the “Merger Consideration”).  The certificates representing outstanding Company Common Stock (each, a “Company Certificate”) shall, after the Effective Time of the Merger, represent only the right to receive the Merger Consideration from Purchaser.  Each holder of Company Common Stock, upon surrender to the Exchange Agent (as defined herein), in proper form for cancellation, of the Company Certificate(s), shall be entitled to receive a check from the Exchange Agent in the appropriate amount of Merger Consideration for such shares.  Until so presented and surrendered in exchange for the Merger Consideration, each Company Certificate shall be deemed for all purposes to evidence ownership of the Merger Consideration.  After the Effective Time, there shall be no transfer on the stock transfer books of the Company.  No interest shall accrue or be payable with respect to the Merger Consideration.

(b)                                 Merger Sub Common Stock.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, ipso facto and without any action on the part of the holder thereof, continue as one share of common stock of the Surviving Corporation and all of such shares of common stock of the Surviving Corporation shall be owned by Purchaser.  Outstanding certificates representing shares of common stock of Merger Sub shall be deemed to represent an identical number of shares of common stock of the Surviving Corporation.

1.3                                 Calculation of Total Stockholders’ Equity.  (a)  Five (5) business days after the end of the calendar month immediately preceding the scheduled Closing (as defined herein), the Company shall provide to Purchaser a calculation of the Total Stockholders’ Equity as of the end of such calendar month (“Total Stockholders’ Equity Statement”).  Such Total Shareholders’ Equity Statement shall be fully supported with appropriate schedules and workpapers (including a calculation of the allowance for loan and lease losses which meets the requirements of Section 3.20) and shall be prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”), and assuming an accrual basis of accounting, except as herein provided, by McGladrey & Pullen, LLP or other independent certified public accountant to which both parties agree.  For purposes of this Agreement, “Total Stockholders’ Equity” shall mean only the sum of the common stock, additional paid in capital, retained earnings and treasury stock; provided, such calculation shall:  (i) reflect the full payment or accrual, net of taxes, of all professional fees, including but not limited to legal, investment banking, auditing and accounting fees and expenses, incurred by the Company or its subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereunder; (ii) reflect any costs, net of taxes, associated with terminating the rights of any employee under any existing Executive Contract as defined in Section 3.21(h) or employment contract, regardless of whether such contract has in fact been terminated unless the employee has waived all rights under such employment contract, exclusive of the Retirement Agreement with Richard K. Ostrom entered into as of the date hereof; (iii) be reduced by the amount by which the allowance for loan and lease losses is less than the amounts required by Section 3.20 hereof; (iv) exclude from consideration as part of Total Shareholder Equity any funds net of taxes from the sale of securities or any extraordinary income of any kind, excluding recoveries on loans, to the extent such gain or extraordinary income occurred on or shall have occurred on or after October 1, 2002; and (v) exclude any security deposits and other deposits and prepaid rent and expenses or escrows therefor received from tenants or lessees of any of the Company’s or the Company Subsidiaries’ real properties for taxes, insurance, common area maintenance expenses or tenant improvements to the extent they have been recorded as income by the Company.  There shall be added to the Total Stockholders’ Equity an amount equal to:  (i) the amount of net income of the Company earned during the period January 1, 2003 through March 31, 2003, prepared in accordance with GAAP, and assuming an accrual basis of accounting, by McGladrey & Pullen, LLP or other independent certified public accountant to which both parties agree; (ii) divided by ninety (90); and times ten (10), or such other number of days as may transpire from the end of the calendar month immediately preceding the Closing until the date of the Closing.

(b)                                 If Purchaser notifies the Company of its objection to the Total Stockholders’ Equity Statement within two (2) business days after receipt of the Total Stockholders’ Equity Statement from the Company, the Company and Purchaser shall, within five (5) days (or such longer period as the parties may agree) following such notice (the “Resolution Period”), attempt to resolve their differences, and any resolution by them as to any disputed amounts shall be deemed to be mutually agreed upon by the Company and Purchaser.  If, at the end of the Resolution Period, the amounts remaining in dispute (“Unresolved Changes”) are not agreed to by Purchaser and the Company, the Unresolved Changes shall be submitted to Grant Thornton (the “Neutral Auditors”) or such other independent certified public accounting firm upon which the parties mutually agree, within five (5) days after the expiration of the Resolution Period.  Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter.  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne and paid pro rata by the Company and Purchaser in proportion to the allocation of the dollar amount of the Unresolved Changes between the

Company and Purchaser made by the Neutral Auditors such that the party with whom the Neutral Auditors, in the aggregate, agree more closely pays a lesser proportion of such fees and expenses.  To the extent that the resolution of the Unresolved Changes requires the delay of the Closing Date, then the party with whom the Neutral Auditors, in the aggregate, agrees more closely shall receive a payment from the other party equal to:  (i) the average monthly net income of the Company during the first quarter of 2003; (ii) times a fraction the denominator of which shall be thirty (30) and the numerator of which shall be the number of days by which the Closing Date is delayed to a maximum of thirty (30); and (iii) times the proportion by which the Neutral Auditors shall have allocated the Unresolved Changes in favor of the party with whom the Neutral Auditors agreed more closely.  The Neutral Auditors’ resolution of Unresolved Changes, shall be made within thirty (30) days of the submission of the Unresolved Changes thereto, shall be set forth in a written statement delivered to the Company and Purchaser and shall be deemed to be mutually agreed upon by the Company and Purchaser and shall be final and binding on the parties hereto.  Any scheduled Closing hereof shall be delayed to permit resolution of the Total Stockholders’ Equity Statement pursuant to this Section 1.3(b); provided, however, that if the statement by the Neutral Auditors is to be delivered after the last business day of the month in which the Total Shareholders’ Equity Statement was delivered by the Company to the Purchaser, then the statement of the Neutral Auditors shall also include a recalculation of the Total Shareholders’ Equity as of the last business day of the month preceding the proposed date of the delivery of the statement of the Neutral Auditors and such Total Shareholders’ Equity calculation shall be final and binding on the parties hereto.

(c)                                  The Merger Consideration shall be reduced in the event the Total Stockholders’ Equity is less than $32,000,000.  To the extent the Total Stockholders’ Equity is less than $32,000,000, the aggregate Merger Consideration shall be reduced by 1.77 times the amount in which the Total Shareholders’ Equity is less than $32,000,000, with such reduction to be pro-rated to each outstanding share of Company Common Stock accordingly.

(d)                                 The Merger Consideration shall be increased in the event the Total Stockholders’ Equity is greater than $32,000,000.  To the extent the Total Stockholders’ Equity is greater than $32,000,000, the aggregate Merger Consideration shall be increased by one dollar for each dollar in which the Total Stockholders’ Equity is greater than $32,000,000, and pro-rated to each outstanding share of Company Common Stock accordingly.

1.4                                 Consummation of the Merger; Effective Time.  Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be consummated (the “Closing”) at the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois, on the tenth day following the end of the calendar month during which all of the conditions set forth in Article VI have first been fulfilled or waived (other than the receipt of closing certificates and the legal opinion of the Company’s counsel) (the date of such Closing being, the “Closing Date”).  At the Closing, Purchaser, Merger Sub and the Company shall cause the Merger to become effective by causing a certificate of merger substantially in the form set forth as Exhibit B (the “Certificate of Merger”) to be executed in accordance with the DGCL and to be filed with the Secretary of State of Delaware.  The time at which the Merger becomes effective shall be referred to as the “Effective Time.”

1.5                                 Exchange of Company Common Stock.

(a)                                  Surrender of Certificates.  At the Effective Time, Purchaser shall make available or cause to be made available to Registrar and Transfer Company, or a third party selected by agreement of Purchaser and the Company (the “Exchange Agent”) amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments of the Merger Consideration to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time.  Purchaser shall use its reasonable best efforts to cause the Exchange Agent to mail, within three (3) business days of the later to occur of (i) the approval of the stockholders of the Company of the Merger and this Agreement, or (ii) the receipt of all approvals from Governmental Authorities, to each person who was, at such date, a holder of record of issued and outstanding Company Common Stock, a letter of transmittal and instructions (the “Letter”) for use in effecting the surrender of the Company Certificate(s).  Within five (5) business days of the Effective Time, Purchaser shall cause the Exchange Agent to mail another Letter to all holders of record who have not returned a completed Letter and the Company Certificates.  Upon surrender to the Exchange Agent of such Certificates (or such documentation and indemnification as is acceptable to and required by the Exchange Agent with respect to lost certificates), together with such Letter, duly executed and completed in accordance with the instructions thereto, the Exchange Agent shall within three (3) business days of the receipt of the required documents pay to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings.  If payment is to be made to a person other than the registered holder of the Company Certificate(s) surrendered, it shall be a condition of such payment that the Company Certificate(s) so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Company Certificate(s) surrendered or established to the satisfaction of Purchaser or the Exchange Agent that such tax has been paid or is not applicable.  On the first anniversary of the Closing Date, Purchaser shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of Company Certificates outstanding at the Effective Time.  Thereafter, such holders shall be entitled to look to Purchaser only as a general creditor thereof with respect to the cash payable upon due surrender of their Company Certificates.

(b)                                 Escheat.  Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Company Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

1.6                                 Dissenting Shares.

(a)                                  Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under Section 262 of the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  The Company shall give Purchaser prompt notice upon receipt by the Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”).  The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made with respect to Dissenting Shares shall be made by the Surviving Corporation.

(b)                                 If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder’s shares of Company Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

II.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company that:

2.1                                 Organization.

(a)                                  Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses, and to carry on its business substantially as it has been and is now being conducted.  Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities (as defined herein), to consummate the transactions contemplated hereby.  Purchaser is duly registered with the Board of Governors of the Federal Reserve (the “Federal Reserve”) as a bank holding company.

(b)                                 Bridgeview Bank is an Illinois chartered bank duly organized and in existence under the laws of the State of Illinois.  Bridgeview Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDI Act”) and applicable regulations thereunder, the deposits of which are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Bank Insurance Fund (“BIF”) to the full extent permitted under applicable law.  Bridgeview Bank’s primary regulators are the Illinois Office of Banks and Real Estate (“OBRE”) and the FDIC.

2.2                                 Authorization.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly approved and authorized by each of Purchaser’s and Merger Sub’s Board of Directors and Purchaser as the sole shareholder of Merger Sub, and all necessary corporate action on the part of Purchaser and Merger Sub have been taken.  This Agreement has been duly executed and delivered by Purchaser and Merger Sub and, subject to the approval of all Governmental Authorities, will constitute the valid and binding obligations of Purchaser and Merger Sub, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines.

2.3                                 Conflicts.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of the Certificate of Incorporation or Bylaws of Purchaser or Merger Sub.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser, Merger Sub or Bridgeview Bank or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Material Adverse Effect (as defined in Section 8.5) on Purchaser, or (ii) will be cured or waived prior to the Effective Time.  No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Purchaser and Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Purchaser and Merger Sub of the transactions contemplated hereby, except for those relating to:  (i) any application or notice with the Governmental Authorities; (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware; (iii) any filings, approvals or no action letters with or from the SEC or state securities authorities; and (iv) any antitrust filings, consents, waivers or approvals.  Except as set forth on Schedule 2.3 to the Purchaser Disclosure Schedule, neither the Purchaser nor its subsidiaries is or will be required to give any notice or obtain any consent from any individual, entity or Governmental Authority in connection with the execution, delivery or consummation of this Agreement.

2.4                                 Litigation.  There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of Purchaser, threatened against or affecting Purchaser or any subsidiary of Purchaser, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a Material Adverse Effect on Purchaser, or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby.

2.5                                 Government Approvals.  No fact or condition exists with respect to Purchaser or its subsidiaries which Purchaser has reason to believe will prevent it from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by the Federal Reserve, FDIC, OBRE, Office of the Comptroller of the Currency (“OCC”), Securities and Exchange Commission (“SEC”), or any other federal or state regulatory authorities having jurisdiction over the transactions contemplated hereby (collectively, the “Governmental Authorities”).

2.6                                 Adequate Funds.  At the Effective Time, Purchaser will have sufficient funds and capital to carry out its obligations under this Agreement.  No fact or condition exists with respect to Purchaser or its subsidiaries which Purchaser has reason to believe will prevent it from obtaining such funds.

2.7                                 Disclosure.  None of the information to be supplied by Purchaser for inclusion in the Proxy Statement or any amendments thereof or supplements thereto will, at the time of the mailing of the Proxy Statement or at any time thereafter through the date of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.8                                 Insurance.  Purchaser represents that it has priced the insurance and has good reason to believe it will be able to obtain insurance of the type discussed in Section 5.4 for the amount indicated.

2.9                                 Accuracy of All Representations.  The representations and warranties made by the Purchaser in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading.

III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser that:

3.1                                 Organization.  (a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on the Company.  The Company has all requisite corporate power and authority to enter into this Agreement and, upon the approval of the Governmental Authorities and the stockholders of the Company, to consummate the transactions contemplated hereby and thereby.  The Company is duly registered with the Federal Reserve as a bank holding company.  Copies of the Certificate of Incorporation and Bylaws of the Company and all amendments thereto set forth on Schedule 3.1(a) to the Company Disclosure Schedule are complete and correct.  The “Company Disclosure Schedule” shall consist of the agreements, lists, instruments and other documentation described or referred to in this Agreement.

(b)                                 The Bank is a national banking association, duly organized and in existence under the laws of the United States of America.  The Bank is an “insured depository institution” as defined in the FDI Act and applicable regulations thereunder, the deposits of which are insured by the FDIC through BIF to the full extent permitted under applicable law.  The Company has no direct or indirect subsidiaries other than the Bank and Broadway Clark Building Corp. (“BCBC”).  The Bank has no direct or indirect subsidiaries other than BCBC.

The Bank is in good standing under the laws of the United States, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted.  The Bank is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on the Company.  The Bank holds all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its businesses.  Copies of the Charter and Bylaws of the Bank and all amendments thereto set forth on Schedule 3.1(b) of the Company Disclosure Schedule are complete and correct.

(c)                                  The Bank owns all of the issued and outstanding shares of BCBC.  BCBC is a duly organized and validly existing corporation, in good standing under the laws of the State of Illinois, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted.  BCBC is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified except where the failure to so qualify would not have a Material Adverse Effect on the Company.  The Bank and BCBC are collectively referred to herein, as the “Company Subsidiaries”.  Copies of the Articles of Incorporation of BCBC and all amendments thereto set forth on Schedule 3.1(c) of the Company Disclosure Schedule are complete and correct.

3.2                                 Authorization.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Company’s Board of Directors, and all necessary corporate action on the part of the Company (except for the requisite stockholder approval) has been taken.  This Agreement has been duly executed and delivered by the Company and, subject to the approval of the stockholders of the Company and the Governmental Authorities, will constitute the valid and binding obligations of the Company, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines.  Neither the Certificate of Incorporation nor the Bylaws of the Company will need to be amended to effectuate the transactions contemplated by this Agreement.

3.3                                 Conflicts.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of the Certificate of Incorporation or Bylaws of the Company or the comparable organizational documents of the Company Subsidiaries.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or the Company Subsidiaries or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate are not material to the Company or the Company Subsidiaries, or (ii) will be cured, by valid amendment or otherwise, or waived prior to the Effective Time.  No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for those relating to:  (i) any application or notice with the Governmental Authorities by Purchaser; (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware; (iii) any filings, approvals or no action letters with or from the SEC or state securities authorities; and (iv) any antitrust filings, consents, waivers or approvals.  Except as set forth on Schedule 3.3 to the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries is or will be required to give any notice or obtain any consent from any individual, entity or Governmental Authority in connection with the execution, delivery or consummation of this Agreement.

3.4                                 Capitalization and Stockholders.  (a)  As of the date hereof, the capital stock of the Company consists of the following:

Class of Stock	Par Value	Authorized	Issued	Outstanding	Treasury

Common	$1.00	3,000,000	1,000,000	835,055	164,945

All of the issued and outstanding shares of Company Common Stock and the securities of the Company Subsidiaries have been duly and validly authorized and issued, and are fully paid and non-assessable.  None of the outstanding shares of Company Common Stock or the securities of the Company Subsidiaries were issued in violation of any preemptive rights of the current or past stockholders of the Company, and, to the Knowledge of the Company, there exist no prior rights of any party to acquire such shares.  All of the issued and outstanding shares of Company Common Stock will be entitled to vote to approve the Agreement.  “Knowledge” or “to the Knowledge of” shall mean, with respect to the Company, the actual knowledge of any of the members of the board of directors of the Company or any executive officer of the Bank or the Company.

(b)                                 Schedule 3.4(b) to the Company Disclosure Schedule accurately identifies the names and addresses of all of the stockholders who, to the Company’s Knowledge, beneficially own (including beneficial ownership through any Company Benefit Plan as defined in Section 3.21) more than 5% of the shares of Company Common Stock and the number of shares of common stock of the Company held by each such stockholder and by each director and senior officer of the Company.

3.5                                 Company Financial Statements; Material Changes.  Attached hereto as Schedule 3.5 to the Company Disclosure Schedule are the audited consolidated financial statements of the Company for the years ended December 31, 2001, 2000 and 1999, and the unaudited consolidated financial statements for the nine (9) months ended September 30, 2002 (collectively, the “Company Financial Statements”).  The Company Financial Statements:  (i) are true and correct in all material respects; (ii) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (iii) fairly present, in all material respects, the consolidated statement of financial condition of the Company as of the dates thereof and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the periods then ended.

3.6                                 Company SEC Filings.  The Company has previously made available to Purchaser true and complete copies of:  (i) its proxy statements on Schedule 14A of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”), relating to all meetings of stockholders (whether special or annual) during the calendar years 2000, 2001 and 2002, (ii) all other reports or filings, as amended, filed under the Exchange Act by the Company with the SEC since January 1, 1999, including without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act of 1933, and (iii) beneficial ownership reports or filings relating to the Company Common Stock furnished to the Company since January 1, 1999.

3.7                                 Company Reports.  (a)  Except as disclosed in Schedule 3.7(a) to the Company Disclosure Schedule, since January 1, 1999, each of the Company and the Company Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve, (ii) the FDIC, (iii) the OCC, and (iv) any applicable federal or state banking, insurance, securities, or other regulatory authorities (collectively, the “Company Reports”).  The Company has previously made available to Purchaser true and complete copies of the Company Reports requested by Purchaser.  As of their respective filing dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)                                 Except for examinations or reviews conducted by the Federal Reserve, the FDIC or the OCC in the regular course of the business of the Company or the Company Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated, or indicated any intent to initiate, any proceeding or investigation into the business or operations or the real estate owned or leased of the Company or the Company Subsidiaries within the past three years.  Except as set forth in Schedule 3.7(b), neither the Company nor any of the Company Subsidiaries is subject to a written agreement or cease and desist order (as such terms are defined pursuant to 12 U.S.C. §1818) or a memorandum of understanding, commitment letter or resolution with the Federal Reserve, the FDIC or the OCC.  To the Knowledge of the Company, there is no unresolved material violation, criticism or exception by the Federal Reserve, the FDIC or the OCC, or other agency, commission or entity contained in any report of examination or inspection or other communication.

3.8                                 Compliance With Laws.  (a) Except as set forth in Schedule 3.8(a), the businesses of the Company and the Company Subsidiaries are being, and at all times since January 1, 1999, have been, conducted in compliance in all material respects with all applicable federal, state and municipal laws, statutes, ordinances, rules  and regulations of any governmental entity, including, without limitation, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, the Americans with Disabilities Act, and any statutes or ordinances relating to the properties occupied or used by the Company or the Company Subsidiaries, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on the Company (collectively, the “Legal Requirements”).

(b)                                 The policies, programs and practices of the Company and the Company Subsidiaries relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment.  There are no disputes, claims, or charges, pending or, to the Company’s Knowledge, threatened, against the Company or the Company Subsidiaries alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the Knowledge of the Company, there is no basis for any valid claim or charge with regard to such matters.

3.9                                 Litigation.  Except as set forth in Schedule 3.9, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the Knowledge of the Company, threatened against or affecting the Company or the Company Subsidiaries, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against the Company, the Company Subsidiaries, or any of their respective officers, directors, employees or agents, in their capacities as such.  Except as set forth on Schedule 3.9 to the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries has received any notice from any governmental authority, business entity or other person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with any material applicable law or regulation; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or the Company Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature in connection with a failure to comply with any applicable law or regulation.

3.10                           Defaults.  There has not been any material default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by the Company or the Company Subsidiaries under any material contract, commitment, or other material obligation to which the Company, the Company Subsidiaries or their respective properties is subject.  Neither the Company nor the Company Subsidiaries have waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Material Adverse Effect on the Company.  To the Knowledge of the Company, no other party to any material contract or commitment to which the Company or any of the Company Subsidiaries are a party is in default in any material obligation to be performed by such party.

3.11                           Absence of Material Adverse Change.  Since December 31, 2001, there has not been, except for the transactions as contemplated herein or matters related thereto, any event or condition of any character which has had or would be reasonably expected to have a Material Adverse Effect on the Company.

3.12                           Undisclosed Liabilities.  All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in the audited consolidated financial statements, in accordance with GAAP (“Liabilities”) have, in the case of the Company and the Company Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of the Company as of December 31, 2001 or in the notes thereto, and the Company and the Company Subsidiaries have no other material Liabilities except Liabilities incurred since December 31, 2001, in the ordinary course of business or relating to this Agreement and the transactions contemplated herein, or described in the Company Financial Statements delivered subsequent to December 31, 2001.

3.13                           Licenses.  The Company and the Company Subsidiaries, respectively, hold all governmental registrations, licenses, permits or franchises required to be held by them and which are material with respect to the operation of their respective businesses.  The Company and the Company Subsidiaries are not delinquent with respect to any material fee or payment payable in connection with such governmental registrations, licenses, permits or franchises.

3.14                           Governmental and Stockholder Approvals.  No fact or condition exists with respect to the Company or Company Subsidiaries which the Company has reason to believe will prevent, or unduly delay, the parties from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority or the stockholders of the Company.

3.15                           Antitakeover Provisions Inapplicable.  No “business combination,” “moratorium,” “control share” or other state antitakeover statute or regulation, nor any provision in the Company’s Certificate of Incorporation or Bylaws, or the comparable organizational documents of the Company Subsidiaries, (i) prohibits or restricts the Company’s ability to perform its obligations under this Agreement, or the ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof, or (iii) would subject Purchaser to any impediment or condition in connection with the exercise of any of its rights under this Agreement.

3.16                           Taxes.  (a) Neither the Company nor any Company Subsidiary is aware of any material undisclosed or unaudited circumstance which could lead to additional tax liability.  The Company and the Company Subsidiaries have each timely filed all tax and information returns, including but not limited to all required Forms 1099, 1098, 5500 and 5498, required to be filed (all such returns being correct and complete in all material respects) and have paid (or the Company has paid on behalf of the Company Subsidiaries), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes, interest and penalties required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods ending or prior to the Closing Date.  Neither the Company nor the Company Subsidiaries are delinquent in the payment of any tax, assessment or governmental charge.  No deficiencies for any taxes have been proposed, asserted or assessed against the Company or the Company Subsidiaries that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to.  The income tax returns of the Company and the Company Subsidiaries have not been audited by either the Internal Revenue Service, or any state or local taxing authorities, for any of the last ten years.  Neither the Company nor the Company Subsidiaries are a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes.  Neither the Company nor the Company Subsidiaries is required (nor will any successor be required) to include in income any adjustment pursuant to Section 481(a) of the Code by reason of any change in accounting method.  Deferred taxes of the Company and the Company Subsidiaries have been accounted for in accordance with GAAP.  The Company and the Company Subsidiaries have delivered to Purchaser correct and complete copies of all federal and state income tax returns and supporting schedules for all tax years since December 31, 1997.

(b)                                 The Company has not filed any consolidated federal income tax return with an “affiliated group” (within the meaning of Section 1504 of the Code) where the Company was not the common parent of the group.  Neither the Company nor the Company Subsidiaries are, or have been, a party to any tax allocation agreement or arrangement pursuant to which they have any contingent or outstanding liability to anyone other than the Company or the Company Subsidiaries.

(c)                                  The Company and the Company Subsidiaries have each withheld amounts from their employees, stockholders or holders of deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, have filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and have notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws.

3.17                           Insurance.  The Company and the Company Subsidiaries have in effect insurance coverage with reputable insurers, which in respect to amount of coverages, types and risks insured, is reasonably adequate and consistent with the practice of prudent corporations engaged in the same or similar businesses.  A schedule of all insurance policies owned by the Company or the Company Subsidiaries is set forth in Schedule 3.17, together with a listing of all claims in excess of $50,000 made under each such policy during the last three years, whether such claims have been resolved or remain unresolved, except medical benefits claims.  All such policies are in full force and effect; all premiums with respect thereto which are due up to and including the date as of which this representation is being made have been paid; and no notice of cancellation or termination has been received with respect to any such policy.  Except as set forth in Schedule 3.17, such policies are in force in accordance with their terms, and will not terminate solely by reason of the transactions contemplated hereunder.  All material claims under all policies of insurance maintained by the Company or the Company Subsidiaries have been filed in accordance with the terms of the respective policy and have been filed in a timely fashion.

3.18                           Loans; Investments.  (a)  Each loan and investment reflected as an asset on the Company Financial Statements, exclusive of the financial statements for December 31, 1999 and 2000, is evidenced by appropriate and sufficient documentation in all material respects and constitutes, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines; to the Knowledge of the Company, no obligor named therein is seeking to avoid the enforceability of the terms of any loan or investment under any such laws or equitable principles or doctrines and no loan or investment is subject to any defense, offset or counterclaim.  All such loans originated by the Company or the Company Subsidiaries and all such loans or investments purchased by the Company or the Company Subsidiaries, were made or purchased in accordance with customary lending or investment standards of the Company and the Company Subsidiaries and in the ordinary course of business of the Company and the Company Subsidiaries.  Set forth on Schedule 3.18(a) to the Company Disclosure Schedule is a complete list of other real estate owned by the Company as of December 31, 2002.

(b)                                 All guarantees of indebtedness owed to the Company or the Company Subsidiaries, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable in all material respects, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

(c)                                  In originating, purchasing, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, the Company and the Company Subsidiaries have complied in all material respects with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing.

(d)                                 Except as listed on Schedule 3.18(d), none of the investments reflected in the Company Financial Statements and none of the investments made by the Company since December 31, 2001, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of the Company freely to dispose of such investment at any time.  With respect to all repurchase agreements to which the Company or the Company Subsidiaries is a party, the Company or the Company Subsidiaries have a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.  Except as set forth in Schedule 3.18(d) to the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require the Company or the Company Subsidiaries to repurchase or otherwise reacquire any such assets.  Set forth on Schedule 3.18(d) to the Company Disclosure Schedule is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by the Company or the

Company Subsidiaries, showing as of December 31, 2002, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities and the cost and estimated fair value of the marketable equity securities.

(e)                                  All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as “held to maturity,” “available for sale” and “trading” held by the Company or the Company Subsidiaries, as reflected in the Company Financial Statements, were classified and accounted for in accordance with F.A.S.B. 115 and the intentions of management.

3.19                           Interest Rate Risk Management Arrangements.  Neither the Company nor the Bank is a party to any, nor is any property bound by, any interest rate swaps, caps, floors and option agreements or other interest rate risk management arrangements.

3.20                           Allowance for Loan and Lease Losses.  The allowance for loan and lease losses shown on the Company Financial Statements, as of such date was (and will be as of such subsequent financial statement dates and the Closing Date) calculated in a manner consistent with the requirements of GAAP and the standards applied by the OCC as stated in the Comptroller’s Handbook, Allowance for Loan and Lease Losses, June 1996, and as otherwise provided in Section 4.1(a).

3.21                           Company Benefit Plans.  (a) Schedule 3.21(a)(i) to the Company Disclosure Schedule contains a list and a true and correct copy (or, a description but only with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Company or the Company Subsidiaries or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which the Company or the Company Subsidiaries maintains, to which the Company or the Company Subsidiaries contribute, or under which any employee, former employee, director or former director of the Company or the Company Subsidiaries is covered or has benefit rights and pursuant to which any liability of the Company or the Company Subsidiaries exists or is reasonably likely to occur (the “Company Benefit Plans”), and current summary plan descriptions, trust agreements, and insurance contracts and Internal Revenue Service Form 5500 or 5500-C/R (for the three most recently completed plan years) with respect thereto.  Except as set forth on Schedule 3.21(a)(ii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary maintains nor has entered into any Company Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements (including, but not limited to, severance or similar benefits) to employees or former employees of the Company or the

Company Subsidiaries or their respective beneficiaries, or other provisions, which would cause an increase in the liability of the Company or the Company Subsidiaries or to Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter, including but not limited to, the resignation or other termination of employment (a “Change in Control Benefit”).  The term “Company Benefit Plans” as used herein refers to all plans contemplated under the preceding sentences of this Section 3.21(a), provided that the term “Plan” or “Plans” is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA.  No Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.  Neither the Company nor the Company Subsidiaries has been notified by any Governmental Authority to amend any payments or other compensation paid or payable by the Company or the Company Subsidiaries under this Agreement, any Company Benefit Plan or otherwise, to or for the benefit of any employee or director of the Company or the Company Subsidiaries and, to the Knowledge of the Company, all such payments are in compliance in all material respects with all applicable rules, regulations and bulletins promulgated by the Governmental Authorities.

(b)                                 Each of the Company Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code (“Company Qualified Plans”) has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code and an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter and each pending application is included in Schedule 3.21(b) of the Company Disclosure Schedule), and, to the Knowledge of the Company, there exist no circumstances likely to have a Material Adverse Effect on the qualified status of any such Company Qualified Plan.  All such Company Qualified Plans established or maintained by the Company or the Company Subsidiaries or to which the Company or the Company Subsidiaries contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Qualified Plans.  Except as set forth on Schedule 3.21(b), no Company Qualified Plan is a defined benefit pension plan which is subject to Title IV of ERISA.  Except as specifically set forth in Schedule 3.21(b), all accrued contributions and other payments required to be made by the Company or the Company Subsidiaries to any Company Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in the Company Financial Statements.  Neither the Company nor the Company Subsidiaries has accumulated any funding deficiency under Section 412 of the Code.  Except as set forth in Schedule 3.21(b), for each Company Qualified Plan that is a defined benefit pension plan, the net fair market value of assets under the Plan exceeds the actuarial present value of the accumulated Plan benefits, both vested and non-vested, as determined on the basis of the actuarial methods and assumptions used for purposes of the most recent actuarial report for the Plan filed with the Internal Revenue Service.  Neither the Company nor the Company Subsidiaries is in material default in performing any of their respective contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

(c)                                  Except as otherwise provided in Schedule 3.21(c), there is no pending or, to the Knowledge of the Company, threatened litigation or pending claim (other than individual benefit claims made in the ordinary course) by or on behalf of or against any of the Company Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by the Company or the Company Subsidiaries which allege violations of applicable state or federal law or the terms of the Plan which are reasonably likely to result in a liability on the part of the Company or the Company Subsidiaries or any such Plan.

(d)                                 The Company and the Company Subsidiaries and all other persons having fiduciary or other responsibilities or duties with respect to any Company Benefit Plan are, and since the inception of each such Plan have been, in material compliance with, and each such Plan is and has been operated in material accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, Pension Benefit Guaranty Corporation (the “PBGC”) and the Internal Revenue Service under ERISA, the Code and any other applicable law.  No “reportable event” (as defined in Section 4043(c) of ERISA) has occurred with respect to any Company Benefit Plan for which the thirty (30) day notice period has not been waived or extended.  No Company Benefit Plan has engaged in or been a party to a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or Section 4975(d) of the Code.  All Company Benefit Plans that are group health plans have been operated in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code and Sections 601–609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 of ERISA.

(e)                                  Neither the Company nor the Company Subsidiaries has incurred, nor to the Knowledge of the Company or the Company Subsidiaries is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by the Company or by the Company Subsidiaries.

(f)                                    Except as set forth on Schedule 3.21(f) to the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries has made any payments, or is or has been a party to any agreement or any Company Benefit Plan, that under any circumstances could obligate it, the Company Subsidiaries, or any successor of either of them, to make any payment that is not or will not be deductible in full because of Section 162(m) or 280G of the Code.

(g)                                 Schedule 3.21(g) to the Company Disclosure Schedule describes any obligation that the Company or the Company Subsidiaries has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

(h)                                 Schedule 3.21(h) to the Company Disclosure Schedule lists:  (i) each employee, officer and director of the Company or the Company Subsidiaries who is eligible to receive a Change in Control Benefit, the Company Benefit Plan pursuant to which such Change in Control Benefit may arise (each such Company Benefit Plan an “Executive Contract”), showing the amount of each such Change in Control Benefit and the basis of the calculation thereof, the individual’s participation in any bonus or other employee benefit plan whatsoever, and such individual’s compensation from the Company or the Company Subsidiaries for each of the calendar years 1998 through 2002 as reported by the Company or the Company Subsidiaries on Form W-2 or Form 1099; and (ii) each employee, officer or director for whom a supplemental executive retirement, salary continuation, deferred compensation or indemnification plan or agreement is maintained, showing the calculations of the amounts due under each such plan or agreement and the payment schedule thereof, and the amounts accrued in the Company Financial Statements with respect thereto.

(i)                                     The Company and the Company Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Company Benefit Plan with the Internal Revenue Service, the PBGC, and the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder.  All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of the Company on a consolidated basis.

(j)                                     Neither the Company nor the Company Subsidiaries is a party to or bound by any collective bargaining agreement and, to the Company’s Knowledge, no labor union claims to or is seeking to represent any employees of the Company or the Company Subsidiaries.

(k)                                  Schedule 3.21(k) to the Company Disclosure Schedule sets forth the name and annual salary of each officer or employee of each of the Company and the Company Subsidiaries, and any profit sharing, bonus or other form of compensation paid or payable by the Company, a Company Subsidiary or a combination of any of them to or for the benefit of such person for the year ended December 31, 2002.

3.22                           Environmental Matters.  (a)  For purposes of this Section 3.22, “Company Properties” means (i) the real estate owned by or subject to a ground lease for the benefit of the Company or the Company Subsidiaries and used as a banking related facility; (ii) other real estate owned, if any, by the Company or the Company Subsidiaries as defined by any federal or state financial institution regulatory agency with regulatory authority for the Company or the Company Subsidiaries; (iii) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by the Company or the Company Subsidiaries; (iv) real estate that is held in trust for others by the Company Subsidiaries; and (v) real estate owned or leased by a partnership or joint venture in which the Company or the Company Subsidiaries or an affiliate of any of them has an ownership interest.

(b)                                 To the Knowledge of the Company, and except as set forth in Schedule 3.21(b), there are no present or past conditions on the Company Properties involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any material or substance: (i) which is or becomes defined as a “hazardous substance”, “pollutant” or “contaminant” pursuant to Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or other environmental laws, and amendments thereto and regulations promulgated thereunder; (ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (iii) which is or becomes defined as a “hazardous waste” pursuant to Resource Conservation and Recovery Act of 1976, as amended and amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls; (v) containing asbestos or lead-based paint; (vi) which is radioactive; (vii) which is biologically hazardous; (viii) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, policy or other environmental laws; (ix) which is defined as a “hazardous waste”, “hazardous substance”, “pollutant” or “contaminant” or other such term used to define a substance having an adverse affect on the environment under environmental laws; or (x) any toxic, explosive, dangerous corrosive or otherwise hazardous substance, material or waste, which is regulated by any federal, state or local governmental authority (collectively, “Hazardous Materials”) or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, and there are no above or underground tanks of any type in, on or under any of the Company Properties.

(c)                                  To the Knowledge of the Company, the Company and the Company Subsidiaries are in compliance in all material respects with all federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (together with all regulations and rules adopted thereunder).  Neither the Company nor the Company Subsidiaries have received notice of, nor to the Knowledge of the Company are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Company Properties.

(d)                                 Except as set forth in Schedule 3.22(d), to the Knowledge of the Company, no Company Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions.  To the extent any Company Property is listed in Schedule 3.22(d), sufficient funds have been accrued to fund the cost of such remediation.

(e)                                  To the Knowledge of the Company, the Company and the Company Subsidiaries have all material governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business.  Further, the Company warrants and represents that to the Knowledge of the Company these permits, licenses, certificates of inspection and other authorizations are fully transferable, to the extent permitted by law, to Purchaser.

3.23                           Material Contracts.  Schedule 3.23 to the Company Disclosure Schedule sets forth a list of each contract, indenture, and other binding commitment and agreement (including any wholesale broker or loan purchase agreement, but not including documents evidencing, governing or related to loans or credits by the Company or the Company Subsidiaries or deposits or investments held by the Bank) that provides for the receipt or expenditure in excess of

$75,000 over the course of any twelve-month period, or which cannot be terminated without penalty in excess of $75,000 to which the Company or a Company Subsidiary is a party or to which the Company or the Company Subsidiaries or any of their properties are subject (collectively, the “Material Contracts” and each a “Material Contract”).  True copies of each Material Contract are set forth on the Schedule 3.23 to the Company Disclosure Schedule, including all amendments and supplements thereto. Except as disclosed on Schedule 3.23 to the Company Disclosure Schedule, all of the Material Contracts are binding upon the Company or the Company Subsidiaries (as applicable) and, to the Company’s Knowledge, the other parties thereto.  The Company and the Company Subsidiaries have each duly performed in all material respects all of its obligations under each Material Contract to which they are a party to the extent that such obligations to perform have accrued.  No breach or default under any Material Contract by the Company or the Company Subsidiaries or, to the Company’s Knowledge, any other party thereto, has occurred which has had or which would be reasonably likely to have an adverse effect on the business of the Company or the Company Subsidiaries.  Except as disclosed on Schedule 3.23 to the Company Disclosure Schedule, none of the Material Contracts contains an express prohibition against assignment by operation of law or a change of control of the Company or the Company Subsidiaries (or require written consent or notice to the other party), or contains any other provision which would preclude Purchaser or one of its subsidiaries from exercising and enjoying all of the rights, remedies and obligations of the Company or the Company Subsidiaries, as the case may be, under such Material Contracts.

3.24                           Real Property.  (a) Schedule 3.24(a) sets forth all real properties which are either owned or leased by the Company or the Company Subsidiaries.  The Company and the Company Subsidiaries have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and all improvements thereon and their other assets and properties, all as reflected as owned by the Company or the Company Subsidiaries in the Company Financial Statements dated as of September 30, 2002, except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) such liens as set forth on Schedule 3.24(a) to the Company Disclosure Schedule.  Except as set forth in Schedule 3.24(a), all buildings, structures, improvements, fixtures and appurtenances comprising that part of the real properties which are owned by or subject to a ground lease for the benefit of the Company or the Company Subsidiaries, including, but not limited to, the terra cotta and exterior facades of any buildings or improvements, are in good operating condition and repair, free of waste and neglect, and have been well maintained, reasonable wear and tear excepted.  Title to all real property listed as being owned by the Company or the Company Subsidiaries on the Company Disclosure Schedule is held in fee simple.  There are no parties in possession of any such real estate, other than the Company or the Company Subsidiaries and those parties listed on Schedule 3.24(a) to the Company Disclosure Schedule.  The Company and the Company Subsidiaries have title or other rights to their assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and such assets are free, clear and discharged of and from any and all material liens, charges, encumbrances, security interests and/or equities.  The Company’s title to such properties are not subject to any exceptions which would have a Material Adverse Effect on the Company.  The Company and the Company Subsidiaries have legal and valid occupancy permits and other required licenses and governmental approvals for each of the real properties.

(b)                                 Except as set forth on Schedule 3.24(b) hereto, within three (3) years of the date of this Agreement, neither the Company nor any Company Subsidiary has received any notice of, nor does the Company have any Knowledge of, (i) any violations (collectively, “Violations”, and individually, a “Violation”) of any applicable legal requirements of any federal, state or municipal department or agency having jurisdiction against or affecting the real properties or the construction, management, ownership, maintenance, operation, use, improvement, acquisition or sale thereof (including, without limitation, building, health, safety and zoning legal requirements) (collectively, “Real Estate Laws”), whether or not officially noted or issued and related to real properties, or (ii) any condition relating to the real properties which, to the Knowledge of the Companies, would constitute a Violation.  The real properties owned by or subject to a ground lease for the benefit of the Company or the Company Subsidiaries are and on the Closing Date shall be, except as disclosed on Schedule 3.24(b), in compliance, in all material respects, with any and all applicable Real Estate Laws.

(c)                                  To the Knowledge of the Company there is no pending or contemplated (i) condemnation, eminent domain, or similar proceedings affecting, or which may affect, all or any portion of the real properties, (ii) proceeding to change or redefine the zoning classification of all or any portion of such real properties, (iii) change in road patterns or grades, turning lanes or rights of way which may adversely affect access to and from the real properties, (iv) oil or gas exploration operations or assessments affecting all or any portion of any of the real properties, or (v) administrative hearings or governmental requirements or other matters which might have a Material Adverse Effect on the Company.

(d)                                 All real estate taxes now and heretofore due or payable with regard to the real properties owned by the Company or the Company Subsidiaries have been paid or properly accrued.  To the Knowledge of the Company, there is no proposed or pending imposition of any special or other assessments for public betterments or otherwise, affecting the real properties or any portion thereof or any penalties or interest due with respect to real estate taxes assessed against all or any portion of the real properties that are payable by the Company or the Company’s Subsidiaries and could result in an encumbrance against the real properties.

(e)                                  The real properties have adequate water and sewer supply for the present and, to the Knowledge of the Company, with respect to the real properties owned by the Company or the Company’s Subsidiaries, presently contemplated future uses of such real properties and all sewer and water supply facilities required for the present and, to the Knowledge of the Company, presently contemplated future uses of the real properties owned by the Company or the Company’s Subsidiaries are properly and fully installed and operating.  All other public or private utilities necessary for the operation of the real properties for their present and, to the Knowledge of the Company, presently contemplated future uses of properties owned by the Company or the Company’s Subsidiaries are properly and fully installed and operating.  To the Knowledge of the Company, all such utilities enter the real properties through adjoining public streets or through valid easements across adjoining private lands, and all installation, connection and capital recovery charges in connection with such utilities have been paid in full.

(f)                                    To the extent any improvements have been made to any of the real properties owned by the Company or the Company’s Subsidiaries, such improvements have been completed or are in the process of completion.  All bills for work done or materials furnished for any work at any such real properties have been paid in full upon presentment or appropriately accrued.  To the Knowledge of the Company, there are no interior or exterior structural defects or other material defects in such improvements or any material defects in the plumbing, electrical, mechanical, heating, ventilating or air-conditioning systems or other systems.  Except as set forth in Schedule 3.24(f), to the Knowledge of the Company, all such systems are in good working order and repair, and all roofs, foundations, exterior structures, and basements are in good condition and free of leaks.

(g)                                 Neither the Company nor any Company Subsidiaries, nor, to the Knowledge of the Company, any owner of any of the real properties, has received or has knowledge of any notice or request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) or from, to the Knowledge of the Company, any mortgagee requesting the performance of any work or alteration in respect of the real properties.  There has been no damage to any portion of the real properties caused by fire or other casualty which has not been fully repaired or restored.  To the Knowledge of the Company, all oil and gas burners, incinerators, furnaces and other fuel burning devices at the real properties owned by or subject to a ground lease for the benefit of the Company or the Company Subsidiaries comply with all applicable Legal Requirements, including, without limitation, all environmental laws.

(h)                                 Schedule 3.24(h) contains a rent roll and a description of each lease of the real properties (collectively, the “Property Leases”) wherein the Company or any of the Company Subsidiaries are the lessor or landlord.  All material correspondence related to the foregoing will be made available to the Purchaser.  Except as set forth in Schedule 3.24(h), the Company and each Company Subsidiary has full and exclusive right, power and authority to assign each Property Lease to which it is a party without the consent of the other party or parties thereto.  Each Property Lease is legal, valid and binding as between the Company or applicable Company Subsidiary and the other party or parties thereto, and is in full force and effect.  The Company or the Company Subsidiary is in good standing thereunder, free of any material default or breach whatsoever, and free of any condition which after passage of time or the giving of notice or both would constitute a material default or breach thereunder.  Each act required to be performed by the Company or the Company Subsidiaries has been duly performed, and no act forbidden to be performed has been performed thereunder.  Except as set forth in Schedule 3.24(h), no tenant has paid any rent more than one month in advance, and no rent credits or abatements are due to any tenant.  Except as set forth in Schedule 3.24(h), (i) each rental and other payment due from each tenant under any such lease has been paid current as of the date of this Agreement and, except as subsequently disclosed, shall be paid current as of the date of Closing; to the Knowledge of the Company, each material act required to be performed by each tenant thereunder has been performed; to the Knowledge of the Company, no act forbidden to be performed by any tenant has been performed; (ii) to the Knowledge of the Company, with respect to real properties owned by or subject to a ground lease for the benefit of the Company or Company Subsidiaries, no tenant is in default or breach of any lease except as set forth on Schedule 3.24(h) nor does any condition exist which, with the passage of time or giving of notice or both, would constitute a default or breach by any such tenant.

(i)                                     All leases pursuant to which the Company or the Company Subsidiaries, as lessee, lease real or personal property are, to the Knowledge of the Company, valid, effective, and enforceable against the lessor in accordance with their respective terms.  There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either the Company or the Company Subsidiaries, or, to the Knowledge of the Company, the other party.  Except as set forth in Schedule 3.24(i), none of such leases contains a prohibition against assignment by the Company or the Company Subsidiaries, by operation of law or otherwise, or any other provision which would preclude the Company or the Company Subsidiaries from possessing and using the leased real or personal property for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the Company or the Company Subsidiaries as of the date of this Agreement.  Neither the Company nor the Company Subsidiaries have made a prior assignment for collateral purposes of any such lease.

3.25                           Indemnification.  To the Knowledge of the Company, no action or failure to take action by any director, officer, employee or agent of the Company or the Company Subsidiaries has occurred which would give rise to a claim or a potential claim by any such person for indemnification from the Company or the Company Subsidiaries under the corporate indemnification provisions adopted by the Company or the Company Subsidiaries.

3.26                           Insider Interests.  All outstanding loans and other contractual arrangements (including deposit relationships) between the Company or the Company Subsidiaries and any officer, director, principal shareholder or the related interests of such persons of the Company or the Company Subsidiaries conform to the applicable rules and regulations and requirements of all applicable regulatory agencies.  No officer, director, principal shareholder or the related interests of such persons of the Company or the Company Subsidiaries has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or the Company Subsidiaries.

3.27                           Fiduciary Powers.  The Company and the Company Subsidiaries have properly administered in all material respects all accounts for which they act as fiduciary, including accounts for which they serve as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. To the Knowledge of the Company, neither the Company nor the Company Subsidiaries or employees have committed any breach of trust with respect to any such fiduciary account.  The accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.28                           Books and Records.  The books of account, minute books, stock record books and other records of the Company and the Company Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices and all applicable laws and regulations, including the maintenance of an adequate system of internal controls. The minute books of the Company and the Company Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, board of directors and committees of the board of directors.

3.29                           Absence of Certain Changes and Events.  Except as set forth on Schedule 3.29 to the Company Disclosure Schedule, since December 31, 2001, the Company and the Company

Subsidiaries have conducted their respective businesses only in the ordinary course of business, consistent with past practices, and with respect to each there has not been any:

(a)                                  grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; or purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock;

(b)                                 payment of any increase of any bonuses, salaries or other compensation to any of its shareholders, directors or officers, outside of the ordinary course of business, or entry by it into any employment, severance or similar contract with any director, officer or employee;

(c)                                  cancellation or waiver of any claims or rights with a value in excess of $25,000;

(d)                                 material change in accounting methods used; or

(e)                                  agreement, whether oral or written, to do any of the foregoing.

3.30                           Fairness Opinion.  The Board of Directors of the Company has received an opinion, dated the date of this Agreement, from Howe Barnes Investments, Inc., that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration to be received by the stockholders of the Company is fair to the Company’s stockholders from a financial point of view.

3.31                           Fees.  Other than the financial advisory services performed for the Company by Howe Barnes Investments, Inc., neither the Company, nor the Company Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or the Company Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

3.32                           Proxy Statement Disclosure.  None of the information to be supplied by Company for inclusion in the Proxy Statement or any amendments thereof or supplements thereto will, at the time of the mailing of the Proxy Statement or at any time thereafter through the date of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.33                           Accuracy of All Representations.  The representations and warranties made by the Company in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading.

IV.

COVENANTS

4.1                                 Conduct of Business by the Company Until the Effective Time.  During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing) that:

(a)                                  Except as contemplated by this Agreement, the Company will, and will cause the Company Subsidiaries to carry on their respective businesses in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, and use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.  At the Effective Time, the Company will have an allowance for loan and lease losses at a minimum amount equal to 1.5% of total loans and leases, excluding those loans currently identified by Purchaser by separate document which shall have a reserve equal to 1% of their total outstanding balance plus such other amounts as agreed upon by the Company and Purchaser.

(b)                                 The Company will, and will cause the Company Subsidiaries to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon the Purchaser in connection with the Merger.

(c)                                  The Company will, and will cause the Company Subsidiaries to, use their best efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or any exemption by, any Governmental Authorities or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby.  The Company will not, nor will it permit the Company Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

(d)                                 The Company will not, and will not permit the Company Subsidiaries to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of the Company on a consolidated basis.

(e)                                  The Company will not, and will not permit the Company Subsidiaries to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, nothing contained herein shall be construed as prohibiting the Bank from selling loans and leases in the ordinary course of business consistent with past practices.

(f)                                    Except as otherwise contemplated by this Agreement, the Company will not, and will not permit the Company Subsidiaries to, enter into any agreement to, issue, sell, grant, authorize or propose the issuance or sale of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend, stock split or change in par or stated value.  No additional shares of Company Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.  The Company will be permitted to declare and pay its regular quarterly dividend.

(g)                                 The Company will not, and will not permit the Company Subsidiaries to, create or incur any liabilities, in a single transaction or a series of related transactions, in excess of $75,000, provided that the foregoing shall not apply to any obligation to incur such liability which already exists as of the date hereof, other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with past practices, or permit or suffer the imposition on any shares of stock held by it or by the Company Subsidiaries of any material lien, charge or encumbrance, provided, however, that nothing contained shall be construed as prohibiting the Bank from continuing to borrow funds from the FHLBB in the ordinary course of business, consistent with past practices.

(h)                                 Except as contemplated by this Agreement, the Company will not, and will not permit the Company Subsidiaries to, grant to any director, officer or employee any increase in compensation (except in accordance with past practices for those employees who are not executive or senior management), make contributions to any Company Benefit Plan (except in accordance with (i) past practices; (ii) the terms of such plans or agreements as currently in effect as of the date of this Agreement or (iii) as required by applicable law; provided, however,  that nothing contained herein shall be construed as prohibiting the Company or the Bank from making the maximum contribution to the 401(k) plan or pay any bonus (except in accordance with past practices or plans or agreements with respect to employees other than executive or senior management) or allowing the Company or the Bank to increase any severance or termination pay, or enter into or amend any employment, special termination, retention, covenant not to compete or severance agreement with any such person.

(i)                                     Except as set forth on Schedule 4.1(i) to the Company Disclosure Schedule, the Company will not, and will not permit the Company Subsidiaries, to enter into, renew, extend, amend or modify any material lease or license with respect to any property, whether real or personal.

(j)                                     Except as set forth on Schedule 4.1(j) to the Disclosure Schedule of the Company, neither the Company, nor the Company Subsidiaries, will enter into renew, extend, amend, or modify any continuing contract or series of related contracts involving in excess of $75,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than ninety (90) days’ notice and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement.

(k)                                  Except as required by applicable law and this Agreement, the Company will not, and will not permit the Company Subsidiaries to, enter into, renew, extend, amend or modify in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein.

(l)                                     The Company will, and will cause the Company Subsidiaries to, use their best efforts to maintain their respective properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC.  The Company will, and will cause the Company Subsidiaries to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their insurance policies in order to preserve all rights thereunder with respect to all matters known by the Company which could reasonably give rise to a claim.

(m)                               The Company will not, and will not permit the Company Subsidiaries to, amend their respective Certificate of Incorporation, Articles of Association, or Bylaws.

(n)                                 The Company will not, and will not permit the Company Subsidiaries to, enter into, renew or increase any loans or credit commitments (including letters of credit) to, or invest or agree to invest in, any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment:  (i) to any person or entity in an amount in excess of $50,000, unless such a loan or credit commitment is fully secured by collateral and then only to the extent of $500,000, or in any amount which, when aggregated with any and all loans or credit commitments of the Company and the Company Subsidiaries to such person or entity, would be in excess of $500,000; (ii) to any person other than in accordance with its lending policies as in effect on the date hereof; or (iii) to any person or entity any of the loans or other extensions of credit to which, or investments in which, are on a “watch list” or similar internal report of the Company or the Company Subsidiaries; provided, however, that nothing in this subsection shall prohibit the Company or the Company Subsidiaries from honoring any contractual obligation in existence on the date of this Agreement.

(o)                                 Except as otherwise agreed, the Company will not, and will not permit the Company Subsidiaries to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer of the Company or the Company Subsidiaries, any five percent stockholder of the Company, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated by 12 U.S.C. 371c, 12 U.S.C. 371c–1, 12 U.S.C. 375a or 12 U.S.C. 375b, and would cause the aggregate credit exposure of the Company and/or Company Subsidiaries to such a person to increase by more than $100,000 over the level existing on the date of this Agreement.  For purposes of this subsection, “control” shall have the meaning associated with that term under 12 U.S.C. 371c, or 12 C.F.R. 215.2, as applicable; provided, however, that nothing in this subsection shall prohibit the Company or the Company Subsidiaries from honoring any contractual obligation in existence on the date of this Agreement.

(p)                                 The Company will promptly advise Purchaser orally and in writing of any event or series of events which has resulted in a Material Adverse Effect on the Company or which may have a Material Adverse Effect on the Company or which may adversely affect the satisfaction of any condition to the consummation of the Merger.

(q)                                 Except as disclosed in Schedule 4.1(q) of the Disclosure Schedule of the Company, neither the Company, nor the Company Subsidiaries, will enter into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in a single transaction or a series of related transactions in excess of $100,000 in aggregate value; provided, however, that nothing in this subsection shall prohibit the Company or the Company Subsidiaries from honoring any contractual obligation in existence on the date of this Agreement.

(r)                                    Except as disclosed in Schedule 4.1(r) of the Disclosure Schedule of the Company, neither the Company, nor the Company Subsidiaries, will make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $50,000; provided, however, that nothing in this subsection shall prohibit the Company or the Company Subsidiaries from honoring any contractual obligation in existence on the date of this Agreement.

(s)                                  Neither the Company, nor the Company Subsidiaries, will change in any material respect any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except for such changes as may be appropriate in the opinion of the Chief Executive Officer of the Company, in each case, to respond to then current business, market or economic conditions or as may be required by the rules of the Governmental Authorities or by law.

(t)                                    The Company and the Company Subsidiaries will file in a timely manner all required filings with all Governmental Authorities and cause such filings to be true and correct in all material respects.

(u)                                 At Closing, the total assets of the Company, as calculated in accordance with GAAP, will not exceed $420,000,000.

With respect to any written request by the Company for Purchaser’s consent to any non-permitted action of the Company described in this Section 4.1, Purchaser shall not withhold its consent unreasonably, and the Company shall be entitled to conclusively presume that Purchaser has consented to any such action unless the Company shall have received Purchaser’s written objection to such action within two (2) Business Days after delivery to Purchaser of such written request.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Purchaser nor any of its subsidiaries by reason of this Agreement shall be deemed (until consummation of the Merger) to control, directly or indirectly, the Company or any Company Subsidiary, shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or any Company Subsidiary.

4.2                                 Certain Actions.

(a)                                  From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, none of the Company, any Company Subsidiary or any of their respective directors, officers, employees, investment bankers, financial advisors, counsel, accountants, representatives or agents, shall, directly or indirectly: (i) make, encourage, facilitate, solicit, induce, assist or initiate any inquiry or proposal, or participate in any negotiations with, or provide any information to, any corporation, partnership, agent, attorney, financial advisor, or other person (other than Purchaser, an affiliate of Purchaser or an officer, employee or other authorized representative of Purchaser or such affiliate, or counsel for Purchaser or its directors and financial advisor, solely for use in connection with the transactions contemplated hereby) relating to any Competing Proposal; (ii) furnish any information to any person in connection with, or participate in any negotiations with respect to, or knowingly take any other action designed to facilitate, any Competing Proposal; or (iii) participate in any discussions regarding any Competing Proposal; provided, however, that if, at any time prior to approval of this Agreement by the stockholders of Company, the Board of Directors of Company determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or to participate in such negotiations or discussions would likely be inconsistent with its fiduciary duties to Company’s stockholders under applicable law, Company may, in response to a proposal that was not solicited by it and that did not otherwise result from a breach of this Section 4.2(a), and that has been determined by the Company’s Board of Directors to be a Superior Proposal, subject to the Company giving Purchaser at least two (2) Business Days’ written notice of its intention to do so, (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement provided that a copy of all such information is delivered simultaneously to Purchaser, and (y) participate in negotiations regarding such proposal.  The Company shall as promptly as practicable notify Purchaser orally and in writing of any inquiry, request for information or any proposal in connection with a Competing Proposal, the material terms and conditions of such request or proposal (including a copy thereof, a summary of if in writing, and any related correspondence) and the identity of the person making such request or proposal.  The Company will keep Purchaser reasonably informed of the status and details (including amendments or proposed amendments) of such request or proposal on a current basis, and will respond promptly in writing to any reasonable inquiry by Purchaser concerning the foregoing.  The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any person conducted heretofore by the Company or its representatives with respect to the foregoing.

(b)                                 For purposes of this Agreement, “Competing Proposal” shall mean, whether in the form of an actual or intended proposal to or from a completed action by or other communication with, as the case may be, any person (or group of persons) other than Purchaser and the Purchaser’s subsidiaries (a “Third Party”), any of: (i) a merger (whether or not the Company is the surviving corporation) or consolidation, or any similar transaction (other than the Merger) of any company with either the Company or any significant subsidiary (as defined in Rule 1.2 of Regulation S-X of the SEC) (a “Significant Subsidiary”) of the Company; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either the Company or any Significant Subsidiary of the Company; (iii) a purchase or other acquisition, in one or a series of related transactions, of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of either the Company or any Significant Subsidiary of the Company; (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of the Company; (v) a public proxy or consent solicitation made to stockholders of the Company seeking proxies in opposition to any proposal relating to any aspect of the Merger that has been recommended by the board of directors of the Company; (vi) a liquidation, dissolution, or recapitalization of the Company or Bank; (vii) a sale outside the ordinary course of business of a significant amount of assets of the Company or any Significant Subsidiary; (viii) a purchase or sale of shares of capital stock of the Company or any Significant Subsidiary; (ix) any similar transactions involving Company or the Bank, other than the transactions contemplated by this Agreement; (x) the filing of an application or notice with the Federal Reserve, the FDIC, the OBRE, or any other federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (ix) above; or (xi) the making of a bona fide proposal to the Company or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (ix) above.  For purposes of this Agreement, a “Superior Proposal” shall mean any Competing Proposal (on its most recently amended or modified terms, if amended or modified) that the Board of Directors of Company determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of a financial advisor of nationally recognized reputation, the Third Party is reasonably able to finance the Competing Proposal, and any proposed changes to this Agreement that may be proposed by Purchaser in response to such Competing Proposal).  For purposes of the foregoing, Purchaser acknowledges that Howe Barnes Investments, Inc. is a financial advisor of nationally recognized reputation.

4.3                                 Conduct of Business by Purchaser Until the Effective Time.  During the period commencing on the date hereof and continuing until the Effective Time, the Purchaser agrees (except as expressly contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing) that:

(a)                                  Purchaser will, and will cause its subsidiaries to, use their reasonable best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger, and will promptly cooperate with and furnish information to the Company in connection with any such requirements imposed upon the Company in connection with the Merger.

(b)                                 Purchaser will, and will cause its subsidiaries to, use their reasonable best efforts to obtain any consent, authorization or approval of, or any exemption by, any Governmental Authorities or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby.  Purchaser will not, nor will it permit its subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

(c)                                  Purchaser will promptly advise the Company orally and in writing of any event or series of events which has resulted in a Material Adverse Effect on Purchaser or which may have a Material Adverse Effect on Purchaser or which may adversely affect the satisfaction of any condition to the consummation of the Merger.

V.

ADDITIONAL AGREEMENTS

5.1                                 Inspection of Records; Confidentiality.  (a) The Company shall afford to Purchaser and Purchaser’s accountants, counsel and other representatives full access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, including all attorneys’ responses to auditors’ requests for information and accountants’ work papers, related to both the audit of the Company and preparation of tax returns, developed by the Company or the Company Subsidiaries or their accountants or attorneys, and will permit the Company’s representatives to discuss such information directly with Purchaser’s officers, directors, key employees, attorneys and accountants.

(b)                                 In the event that this Agreement is terminated, each party shall upon request of the other party return all nonpublic documents furnished to it hereunder or destroy all documents or portions thereof that contain nonpublic information furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information.  Notwithstanding anything to the contrary contained herein, the provisions of the Confidentiality Agreement, dated October 10, 2002, by and between the Company and the Purchaser shall remain in full force and effect.

5.2                                 Meetings of the Company.  The Company shall provide to Purchaser the agenda for or a summary of the business proposed to be discussed at:  (i) all meetings of the Boards of Directors of the Company and the Company Subsidiaries, and (ii) all meetings of the committees of each such Board of Directors, including without limitation the audit and executive committees thereof.  The Company shall give reasonable notice to Purchaser of any such meeting.  The Company shall provide to Purchaser all information provided to the directors for, during and after all such Board of Directors and committee meetings, when the same are provided to such directors, including minutes of prior meetings, financial reports and any other analyses prepared by senior management of the Company; provided, however, that the Company shall provide information relating to a Competing Proposal only in accordance with Section 4.2 hereof.  All such information provided to Purchaser shall be treated in confidence as provided in Section 5.1(b) hereof.  The Company shall allow two representatives of Purchaser to attend as an observer all meetings of the Board of Directors of the Company and the Company Subsidiaries and all committee meetings; provided, however, that such representatives shall be excluded from all discussions relating to a Competing Proposal or the terms and conditions of this Agreement.

5.3                                 Bank Merger.  The Company and Purchaser intend to take all action necessary and appropriate to cause to be entered into the Bank Merger Agreement, substantially on the terms and in the form attached hereto as Exhibit C, pursuant to which Bridgeview Bank and the Bank shall merge as soon as practicable after the consummation of the Merger.

5.4                                 Indemnification.  Except as may be limited by applicable law, the Company hereby agrees to maintain all rights of indemnification currently provided by the Company and the Company Subsidiaries in favor of their current and former employees, directors, officers and agents  on terms no less favorable than those provided in the Articles of Incorporation or By-Laws of the Company, the indemnification agreements entered into by the Company, or otherwise in effect on the date of this Agreement or as required by Delaware law for a period of four (4) years from the Effective Time with respect to matters occurring prior to the Effective Time.  In the event the Purchaser or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing, or surviving corporation or entity of such reorganization, consolidation, merger, or transaction, or (ii) liquidates, dissolves, or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations set forth in this Section 5.4.  Purchaser agrees that, prior to or at the Effective Time, it will use its reasonable best efforts to provide under its directors’ and officers’ liability insurance prior acts and omissions coverage for current and former employees, officers, directors and agents of the Company and the Company Subsidiaries for at least three (3) years, which insurance shall contain at least the same coverage and amounts, and contains terms and conditions not less advantageous as that coverage currently provided by the Company or the Bank; provided, however, that Purchaser shall not be required to pay in excess of $120,000 to obtain such policy, and if Purchaser is unable to obtain the insurance required by this Section 5.4, Purchaser shall obtain as much comparable insurance as possible for such maximum amount.

5.5                                 Regulatory Applications.  Purchaser shall, within thirty (30) days of the date hereof, file the applicable applications with the Governmental Authorities.  Purchaser shall use its reasonable best efforts to respond as promptly as practicable to all inquiries received concerning said applications and to satisfy all conditions that may be required; provided, however, that Purchaser shall have no obligation to accept non-standard conditions or restrictions with respect to the aforesaid approval of the Governmental Authorities.  In the event of an adverse or unfavorable determination by any regulatory authority, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Purchaser.  Purchaser shall deliver a copy of the nonconfidential portions of all regulatory applications to the Company in advance of filing them (in order to provide the Company with an opportunity to review and comment) and copies of all responses, written communications from or to regulatory authorities relating to such applications, the Merger or this Agreement (to the extent permitted by law), and Purchaser shall deliver a final copy of the nonconfidential portions of all regulatory applications to the Company promptly after they are filed with the appropriate regulatory authority.  Purchaser shall advise the Company periodically of the status of its regulatory applications.

5.6                                 Financial Statements and Reports.  From the date hereof and prior to the Effective Time:  (a) the Company will deliver to Purchaser, not later than ninety (90) days after the end of any fiscal year, its Annual Report on Form 10–K (and all schedules and exhibits thereto) for the fiscal period then ended as filed with the SEC, which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; (b) the Company will deliver to Purchaser, not later than thirty (30) days after the end of any fiscal quarter, the quarterly reports filed with the OCC, FDIC or Federal Reserve by the Company or any of the Company Subsidiaries which shall be prepared in accordance with the rules and regulations of the such agency; (c) the Company will deliver to Purchaser not later than forty-five (45) days after the end of each of its fiscal quarters, its report on Form 10–Q for such quarter as filed with the SEC which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; and (d) the Company will deliver to Purchaser (to the extent permitted by law), any and all other material reports filed with the SEC, the OCC, the FDIC, or any other regulatory agency within five (5) business days of the filing of any such report.

5.7                                 Stockholder Approval.  As soon as practicable after the date hereof, the Company shall file a proxy statement with the SEC and the Company shall use its best efforts to cause the proxy statement to be released by the SEC (the “Proxy Statement”).  Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such action.  The Company shall call a meeting of its stockholders to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and the Merger (the “Meeting”).  In connection with the Meeting, (i) the Company shall mail the Proxy Statement to the Stockholders; provided, however, that the Proxy Statement shall not be mailed to the Stockholders until the SEC has released the proxy statement and Howe Barnes Investments, Inc., has delivered to the Board of Directors of the Company for inclusion in the Proxy Statement an opinion, dated the mailing date, to the effect the Merger Consideration is fair to the Stockholders from a financial point of view in standard industry form with respect to transaction of this nature; (ii) the Board of Directors of the Company shall recommend to the stockholders the approval of this Agreement and the Merger; and (iii) the Board of Directors of the Company shall otherwise use its best efforts to the extent consistent with its fiduciary duties to obtain such stockholders’ approval.

5.8                                 Notice.  At all times prior to the Effective Time, each party shall give prompt notice which shall include a complete description of the pertinent facts and circumstances, to the other of the occurrence or its knowledge of any event or condition that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time, or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to the Effective Time, including without limitation, any event, condition, change or occurrence which individually, or in the aggregate with any other events, conditions or changes that have occurred after the date hereof, has resulted or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on it.  After receipt of any such notice disclosing a material breach which gives rise to a right to terminate this Agreement pursuant to Section 7.4(d), the nondisclosing party may, within five (5) business days thereof, notify the disclosing party of its intent to terminate this Agreement pursuant to Section 7.1(d); provided, however, that the disclosing party shall have the right to cure such breach within thirty (30) days thereof but no later than the Effective Time.  In the event the nondisclosing party fails to notify the disclosing party of its intent to terminate within five (5) business days after receipt of any notice hereunder, the nondisclosing party shall be deemed to have waived its right of termination as to any such breach arising out of or with respect to the events, conditions, change or occurrence described in such notice; provided, however, that any particular breach that is deemed to have been waived by the nondisclosing party may thereafter be considered by the nondisclosing party in determining the aggregate contribution of all events, conditions, changes and occurrences described by the disclosing party pursuant to this Section 5.8 toward the occurrence of a material breach by the disclosing party.

5.9                                 Press Releases.  Purchaser and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, or with respect to employee meetings, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld.

5.10                           Delivery of Supplements to Disclosure Schedules.  Five (5) business days prior to the Effective Time, the Company will supplement or amend the Company Disclosure Schedules with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby.  For purposes of determining the accuracy of the representations and warranties of the Company contained in Article III hereof and in order to determine the fulfillment of the conditions set forth in Article VI hereof as of the Effective Time, the Company Disclosure Schedule shall be deemed to include only the information contained therein on the date hereof and any information previously disclosed by the Company pursuant to Section 5.8 as to which Purchaser is deemed to have waived its right of termination; provided, however, that delivery of such supplements containing information which causes any representation or warranty of the Company to be false or materially misleading will not cure any breach hereunder of such representations or warranties.

5.11                           Resolution of Company Benefit Plans.  The Company and Purchaser shall cooperate in effecting the following treatment of the Company Benefit Plans, except as mutually agreed upon by Purchaser and the Company prior to the Effective Time:

(a)                                  At the Effective Time, Purchaser (or a subsidiary of Purchaser) shall be substituted for the Company as the sponsoring employer under those Company Benefit Plans with respect to which the Company or the Company Subsidiaries is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in the Company or the Company Subsidiaries with respect to each such plan.  The Company, the Company Subsidiaries and Purchaser will use all reasonable efforts (i) to effect said substitutions and assumptions, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

(b)                                 As promptly as practicable after the Effective Time, Purchaser shall provide, or cause any subsidiary of Purchaser to provide, to each employee of the Company and the Company Subsidiaries as of the Effective Time (“Company Employees”) the opportunity to participate in each employee benefit plan and program maintained by Purchaser or the applicable subsidiary of Purchaser for similarly situated employees (the “Purchaser Benefit Plans”); provided, however, that with respect to such Purchaser Benefit Plans, Company Employees shall be given credit for service with the Company or the Company Subsidiaries in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided, further that Company Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Purchaser Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Company Benefit Plans; provided, further, that to the extent that the initial period of coverage for Company Employees under any Purchaser Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Company Employees shall be given credit under the applicable Purchaser Benefit Plans for any deductibles and co-insurance payments made by such Company Employees under the Company Benefit Plans during the balance of such 12-month period of coverage.  Nothing in the preceding sentence shall obligate Purchaser to provide or cause to be provided any benefits duplicative of those provided under any Company Benefit Plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any Purchaser Benefit Plan which is an “employee pension benefit plan” under ERISA with respect to any year during which benefits are accrued by Company Employees under the Company defined benefit plan or allocations are made to Company Employees under the 401(k) Plan.  Except as otherwise provided in this Agreement, the power of Purchaser or any Purchaser Subsidiary to amend or terminate any benefit plan or program, including any Company Benefit Plan, shall not be altered or affected.  Moreover, this Agreement shall not confer upon any Company Employee any rights or remedies hereunder and shall not constitute a contract of employment or create the rights, to be retained or otherwise, in employment with Purchaser or any subsidiary of Purchaser.

(c)                                  Purchaser agrees to pay to certain employees of the Company or Company Subsidiaries thirty (30) days after the Closing Date but in no event later than June 30, 2003, assuming the Closing has occurred, the amounts as set forth in a separate letter from the Purchaser to the Company dated as of the date of this Agreement.

(d)                                 Prior to the Effective Time, the Company shall have terminated and paid out all benefits accrued under the deferred compensation plan established for the benefit of the directors and under the Supplemental Retirement Plan and any other senior executive retirement plan.

5.12                           Title to Real Estate.  As soon as practical after the date hereof, but in any event no later than thirty (30) days after the date hereof, the Company, at its own expense, shall obtain and make available to Purchaser at the main office of the Company or other mutually agreeable location with respect to all real estate owned or leased pursuant to a ground lease by the Company, or any Company Subsidiary, the following documents:

(a)                                  an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title and Trust or such other title insurance company as is reasonably acceptable to Purchaser, showing fee simple title in the Company or such Company Subsidiary in such real estate or the appropriate leasehold interest of the Company or such Company Subsidiary subject only to (i) the standard exceptions to title customarily contained in a policy on ALTA 1970 Owner’s Form B; (ii) liens of current state and local property taxes which are not delinquent or subject to penalty; (iii) rights of parties in possession disclosed on Schedule 3.24(a) and (iv) acts done or suffered by Purchaser;

(b)                                 surveys of what is commonly known as 4753 N. Broadway and the 6041 N. Clark Street on or after the date hereof prepared by a licensed Illinois land surveyor and certified to the Company and the Purchaser as having been prepared in accordance with ALTA/ASCM standards for urban property; and

(c)                                  copies of any and all (i) leases of the real properties, (ii) environmental assessments or tests, engineering or architectural reports or inspections or other materials concerning the condition of any of the real properties that are in the possession of the Company or any of the Company Subsidiaries or any of their agents or representatives, (iii) copies of the most recent tax bills and assessment notices; (iv) notices of building code violations received during the past three years; (v) as-built plans and specifications, certificates of occupancy, building registrations, building permits, critical examination reports with respect to the exterior, façade and exterior metal, repair permits, and high-rise emergency preparedness certificates; and (vi) a schedule of all insurance policies.

5.13                           Conforming Entries.  The Company agrees that it shall, and shall cause the Company Subsidiaries, to:  (i) make any accounting adjustments or entries to its books of account and other financial records; (ii) make or not make additional provisions to Bank’s loan loss reserve; (iii) sell or transfer any investment securities held by it; (iv) charge-off any Loan; (v) create any new reserve account or make additional provisions to any other existing reserve account; (vi) make changes in any accounting method; (vii) accelerate, defer or accrue any anticipated obligation, expense or income item; and (viii) make any other adjustments which would affect the financial reporting of the Surviving Corporation, on a consolidated basis after the Effective Time, in any case as Purchaser shall reasonably request; provided, however, that neither the Company nor any Company Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as the Company shall have received reasonable assurances that all conditions precedent to the Company’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.  No such adjustment which the Company or any Company Subsidiary would not have been required to make but for the provisions of this Section 5.13 shall result in a breach of any warranty or representation made herein, have any effect on the amount of the Merger Consideration, or delay the Closing.

VI.

CONDITIONS

6.1                                 Conditions to the Obligations of the Parties.  Notwithstanding any other provision of this Agreement, the obligations of Purchaser on the one hand, and the Company on the other hand, to consummate the Merger are subject to the following conditions precedent:

(a)                                  No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger or the Bank Merger shall have been issued and shall remain in effect.

(b)                                 This Agreement and the Merger shall have been duly approved by the requisite vote of the stockholders of the Company at a duly called meeting.

(c)                                  Purchaser shall have received approvals of the Governmental Authorities to acquire the Company and to consummate the transactions contemplated hereby and all required waiting periods relating thereto shall have expired.

6.2                                 Conditions to the Obligations of Purchaser.  Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the Merger are subject to the following additional conditions precedent:

(a)                                  All of the representations and warranties made by the Company in this Agreement and in any documents or certificates provided by the Company shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, except for information contained in a subsequent Company Disclosure Schedule relating to an event or series of events arising after the date hereof which does not have a Material Adverse Effect on the Company.

(b)                                 The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied by it prior to or at the Effective Time, and shall have removed all material Violations, if any, or shall have accrued funds for the purpose of correcting same, issued or existing with respect to the real properties owned by or subject to a ground lease for the benefit of the Company or Company Subsidiaries which relate to the period up to and including the Closing.  It shall be a condition to Purchaser’s obligation to close the transaction contemplated by this Agreement that, on the date of the Closing the real properties owned by or subject to a ground lease for the benefit of the Company and Company Subsidiaries will be in full compliance in all material respects with all Real Estate Laws, or shall have accrued funds for the purpose of correcting same.

(c)                                  Except as specifically contemplated herein, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Purchaser’s ownership or operation of all or a material portion of the Company’s business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or would compel Purchaser to dispose of or hold separate all or a material portion of the Company’s business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified as a result of this Agreement, or which would render Purchaser or the Company unable to consummate any material aspects of the transactions contemplated by this Agreement.

(d)                                 To the extent any material lease, license, loan or financing agreement or other contract or agreement to which the Company or the Company Subsidiaries, as the case may be, is a party requires the consent of, waiver from, or notice to, the other party thereto as a result of the transactions contemplated by this Agreement, such consent, waiver or notice shall have been obtained or given.

(e)                                  From the date hereof to the Effective Time, there shall be and have been no change that would have or would reasonably be expected to have a Material Adverse Effect on the Company, provided that any such Material Adverse Effect was not caused by a material breach of this Agreement by Purchaser.

(f)                                    Purchaser shall have received a certificate signed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that based upon his knowledge, the conditions set forth in Sections 6.2(a), (b) and (e) hereto have been satisfied.

(g)                                 The Bank Merger Agreement shall have been duly authorized and approved by the Company and the Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

(h)                                 Purchaser shall have received an opinion of Hinshaw & Culbertson, counsel for the Company, substantially in the form of Exhibit D hereto.

(i)                                     Any and all bills for fees and expenses of the Company or the Company Subsidiaries incurred or projected to be incurred by the Company or the Company Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated herein (including any and all legal, investment banking, audit and accounting fees and expenses) shall be presented and paid in full or fully accrued prior to the Closing and for purposes of calculating Total Stockholders’ Equity pursuant to Section 1.3(a).

6.3                                 Conditions to the Obligations of the Company.  Notwithstanding any other provision of this Agreement, the obligations of the Company to consummate the Merger are subject to the following additional conditions precedent:

(a)                                  All of the representations and warranties made by Purchaser in this Agreement and in any documents or certificates provided by Purchaser shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except for information contained in a subsequent notice from Purchaser to the Company relating to an event or series of events arising after the date hereof which does not have a Material Adverse Effect on Purchaser.

(b)                                 Purchaser shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

(c)                                  The Company shall have received a certificate signed by the Chief Executive Officer of Purchaser, dated as of the Closing Date, that based upon such Chief Executive Officer’s knowledge, the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)                                 The Company shall have received an updated fairness opinion from Howe Barnes Investments, Inc. dated the date of the Proxy Statement.

(e)                                  The Company shall have received evidence satisfactory to it that the Merger Consideration has been deposited with the Exchange Agent pursuant to the Exchange Agent Agreement.

(f)                                    The Company shall have received evidence satisfactory to it that the Purchaser has complied with the last sentence of Section 5.4 by purchasing such insurance as specified therein.

VII.

TERMINATION; AMENDMENT; WAIVER

7.1                                 Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)                                  By mutual written consent of the Board of Directors of Purchaser and the Board of Directors of the Company;

(b)                                 By either Purchaser or the Company, if any of the conditions to such party’s obligation to consummate any aspect of the Merger shall have become impossible to satisfy prior to the August 1, 2003 (the “Termination Date”) (unless such impossibility shall be due to the action or failure to act in breach of this Agreement by the party seeking to terminate this Agreement);

(c)                                  By Purchaser at any time after the stockholders of Company fail to approve this Agreement and the Merger in a vote taken at a meeting duly convened for that purpose; or by Purchaser because the Company fails to call such a meeting in accordance with this Agreement;

(d)                                 By Purchaser or the Company in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy any closing conditions, in the case of Purchaser, set forth in Section 6.2 hereof, or, in the case of Company, Section 6.3 hereof, except in each case, for any such breach which has been disclosed pursuant to Section 5.8 and waived by the non-disclosing party pursuant to Section 5.8 or cured by the disclosing party prior to the Effective Time and within the time period specified in Section 5.8;

(e)                                  By either party after the Termination Date, in the event the Merger has not been consummated by such date (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein);

(f)                                    By the Company, if (i) the Company has complied with the provisions of Section 4.2, (ii) the Company’s Board of Directors shall have determined, in its good faith judgment and in accordance with Section 4.2, that it has received a Superior Proposal and that it would be in the best interests of Company’s stockholders to pursue such Superior Proposal and (iii) the Company shall have tendered, in immediately available funds, the payments contemplated by Section 7.2(a); provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(f) until the expiration of five (5) business days after the Superior Proposal referenced in this Section 7.1(f) has been delivered to Purchaser, together with such other information required pursuant to Section 4.2 and a summary of the terms of any such Superior Proposal;

(g)                                 By Purchaser, if, after the date hereof, any Third Party shall have commenced or, made a Competing Proposal, and thereafter the Board of Directors of the Company shall have withdrawn, or materially and adversely modified or changed its recommendation of this Agreement or any aspect of the Merger and the stockholders of the Company do not approve this Agreement and the Merger;

(h)                                 By (i) Purchaser if the Company commits a willful breach of its obligations under this Agreement or by (ii) the Company if Purchaser commits a willful act or omission that constitutes a breach of its obligations under this Agreement; and in each instance such willful act or omission that constitutes a breach is not cured within ten (10) days after receipt by the breaching party of written demand for cure by the non-breaching party.  For purposes of this Agreement, a “willful breach” means a knowing and intentional violation by a party of any of its covenants, agreements or obligations under this Agreement;

7.2                                 Termination Fee.

(a)                                  In the event this Agreement is terminated (i) by the Company as provided in Section 7.1(f) or as provided in Section 7.1(b) due to the failure to satisfy the conditions of Section 6.1(b); or (ii) by Purchaser as provided in any of Sections 7.1(c) or 7.1(g), then the Company shall pay to Purchaser, if it has not already done so, in immediately available funds, an amount equal to $2,500,000 within ten (10) business days after demand for payment by Purchaser following such termination, except that if the termination is caused by the failure to satisfy the conditions of Section 6.1(b), then such payment shall be limited to $500,000 unless the Company has received, or a Third Party has commenced, a Competing Proposal.

(b)                                 In the event this Agreement is terminated under the circumstances set forth in Section 7.1(b), or by Purchaser under Section 7.1(d) and both of the following conditions are satisfied:

(i)                                     The Company has received, or a Third Party has commenced, a Competing Proposal after the date hereof and prior to the termination of this Agreement; and

(ii)                                  The Company and a Third Party enter into an agreement (the “Signing Event”) within twelve (12) months following the termination of this Agreement,

then the Company shall pay to Purchaser, in immediately available funds, an amount equal to $2,500,000 within ten (10) business days after demand for payment by Purchaser following the

Signing Event.  Such payment shall be in lieu of and not in addition to any payment due under Section 7.2(a).

(c)                                  In the event (i) this Agreement is terminated by Purchaser other than as permitted by Section 7.1 and (ii) Purchaser is acquired by another entity within twelve (12) months following the termination of this Agreement, then Purchaser shall pay to Company, in immediately available funds, an amount equal to $2,500,000 within ten (10) business days after demand for payment by Company following such acquisition.

(d)                                 In the event this Agreement is terminated by either Purchaser or the Company on account of the inability of Purchaser to obtain any necessary approval of the Governmental Authorities, Purchaser shall pay to the Company in immediately available funds an amount equal to $250,000 within ten (10) business days after demand for payment by the Company following such termination; provided, however, the payment required by this Section 7.2(d) shall not be required in the event the failure to obtain any such approval is the result of regulatory matters relating to the Company and/or the Bank.

7.3                                 Expenses.  Except as provided elsewhere herein, Purchaser and Company shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. In the event one of the parties hereto files suit to enforce this Section 7.3 or a suit seeking to recover costs and expenses or damages for breach of this Agreement pursuant to Section 7.2, the costs, fees, charges and expenses (including attorneys’ fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the non-prevailing party.

7.4                                 Survival of Agreements.  In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that the agreements contained in Sections 5.1(b), 5.9, 7.2, 7.3 and 7.4 hereof shall survive the termination hereof.

7.5                                 Amendment.  This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of the Company but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the stockholders of the Company without the further approval of such stockholders or which in any other way adversely affects the rights of the stockholders of the Company without the further required approval of the stockholders so affected.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Purchaser and the Company may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

7.6                                 Waiver.  Any term, provision or condition of this Agreement (other than requirements for stockholder approval and required approvals of the Governmental Authorities)

may be waived in writing at any time by the party which is entitled to the benefits hereof.  Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same except as provided in Section 5.8.  No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement.  No investigation, review or audit by Purchaser of the Company or the Company of Purchaser prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.

VIII.

GENERAL PROVISIONS

8.1                                 Survival.  All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective Time) shall not survive the Effective Time.

8.2                                 Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

(a)	if to Purchaser or Merger Sub:	Bridgeview Bancorp, Inc. 7940 South Harlem Avenue Bridgeview, Illinois 60455
		Attention:	William L. Conaghan,
Vice Chairman and Chief Executive Officer
		Telephone Number:	(708) 594-7400
		Facsimile Number:	(708) 594-3677

with a copy to:		Vedder, Price, Kaufman & Kammholz 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601
		Attention:	James M. Kane, Esq.
		Telephone Number:	(312) 609-7533
		Facsimile Number:	(312) 609-5005

(b)	if to the Company:	Upbancorp, Inc. 4753 N. Broadway Chicago, Illinois 60640
		Attention:	Richard K. Ostrom,
Chairman, President and Chief Executive Officer
		Telephone Number:	(773) 878-2000
		Facsimile Number:	(773) 989-5780

with a copy to:		Hinshaw & Culbertson 222 North LaSalle Street, Suite 300 Chicago, Illinois 60601
		Attention:	Timothy M. Sullivan, Esq.
		Telephone Number:	(312) 704-3852
		Facsimile Number:	(312) 704-3001

8.3                                 Applicable Law.

(a)                                  This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, except to the extent that the federal laws of the United States apply, and without giving effect to the conflict of laws provisions thereof.

(b)                                 In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court located in Cook County, Illinois (and elsewhere with respect to appellate courts with jurisdiction over such matter) in the event any dispute arises our of this Agreement or any of the transactions contemplated hereby, and consents to service of process by notice as provided in Section 8.2 of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in Cook County, Illinois.

8.4                                 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH

PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8.4.

8.5                                 Material Adverse Effect.  “Material Adverse Effect” means, with respect to Purchaser or the Company, as the case may be, any condition, event, change or occurrence that has or may reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations, of the Company or Purchaser on a consolidated basis; or (ii) impair in any material respect the ability of the Company or Purchaser to perform its obligations under this Agreement; it being understood that a Material Adverse Effect shall not include:  (1) a change with respect to, or effect on, the Company or Purchaser resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of the Company or Purchaser on a consolidated basis; (2) a change with respect to, or effect on, the Company or Purchaser resulting from expenses (such as legal, accounting and investment bankers fees) incurred in connection with the transactions contemplated by this Agreement, including the costs of litigation defending any of the transactions contemplated herein; (3) the payment of any amounts due to, or the provision of any benefits to, any officer or employee under employment contracts or employee benefit plans, severance agreements, consulting agreements or other arrangements in existence as of the date hereof; (4) a change with respect to, or effect on, the Company or Purchaser resulting from any other matter affecting similarly situated depository institutions generally (including financial institutions and their holding companies) including changes in general economic conditions and changes in prevailing interest and deposit rates; or (5) actions or omissions by the Company or Purchaser taken (A) with the prior written consent of the Company or Purchaser, as the case may be, (B) in contemplation of the transactions contemplated hereby or (C) as required or permitted hereunder.

8.6                                 Headings, Etc.  The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7                                 Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

8.8                                 Construction.  (a)  Any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)                                 In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding;” (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Chicago, Illinois time; (vi) ”including” means including, but not limited to; (vii) all references to Sections, Schedules and Exhibits are to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (ix) the captions and headings of Articles, Sections, Schedules and Exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning of interpretation of this Agreement or any of its provisions.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

8.9                                 Disclosure Schedule; Standard.  The Disclosure Schedule of the Company sets forth, among other things, items the disclosure which the Company deems necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III hereof; provided, that the mere inclusion of an item in a the Disclosure Schedule of the Company as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company.

8.10                           Entire Agreement; Binding Effect; Nonassignment; Counterparts.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party hereto.  This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

BRIDGEVIEW BANCORP, INC.

/s/ William L. Conaghan
By:	William L. Conaghan
Its:	Chief Executive Officer

BRIDGEVIEW ACQUISITION CORP.

/s/ William L. Conaghan
By:	William L. Conaghan
Its:	Chairman

UPBANCORP, INC.

/s/ Richard K. Ostrom
By:	Richard K. Ostrom
Its:	Chairman, President and Chief Executive Officer